Exhibit 5.1

Pillsbury Winthrop Shaw Pittman LLP

2550 Hanover Street

Palo Alto, CA  94304

October 30, 2014

eGain Corporation

1252 Borregas Avenue

Sunnyvale, CA 94089

Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as counsel for eGain Corporation, a Delaware corporation (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Securities Act”) an aggregate of 2,000,000 shares of the Company’s common stock, $0.001 par value per share (the “Shares”), issuable pursuant to the Company’s eGain Communications Corporation 2005 Stock Incentive Plan and eGain Communications Corporation 2005 Management Stock Option Plan (collectively, the “Plans”).

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized, and when issued and sold in accordance with the Plans, will be validly issued, fully paid and nonassessable. This opinion is limited to matters governed by the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Yours very truly,

/s/ Pillsbury Winthrop Shaw Pittman LLP